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                                                                   EXHIBIT 99(c)

                             JCPenney News Release

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CONTACT
Rita  Trevino Flynn    Stephanie M. Brown    Eli Akresh            Bob Johnson
Public Relations       Public Relations      Investor Relations    Investor Relations
(972) 431-4753         (972) 431-4655        (972) 431-2207        (972) 431-2217
rflynn@jcpenney.com    smbrown@jcpenney.com  eakresh@jcpenney.com  rvjohnso@jcpenney.com
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JCPENNEY  REAFFIRMS INTENT TO OFFER APPROXIMATELY $500 MILLION IN CONVERTIBLE
NOTES


     PLANO, Texas, October 8, 2001 -- J. C. Penney Company, Inc. (NYSE:JCP) today reaffirmed its intent to offer, subject to market conditions, approximately $500 million of convertible subordinated notes ($600 million if an option for an additional $100 million is exercised in full) in a private placement.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offering, solicitation, or sale would be unlawful.

     J. C. Penney Company, Inc. is one of America's largest department store, drugstore, catalog, and e-commerce retailers, employing approximately 270,000 associates. The Company operates approximately 1,080 JCPenney department stores in all 50 states, Puerto Rico, and Mexico. In addition, the Company operates approximately 50 Renner department stores in Brazil. Eckerd operates approximately 2,650 drugstores throughout the Southeast, Sunbelt, and Northeast regions of the U.S. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise. J. C. Penney Company, Inc. is the sponsor of JCPenney Afterschool, a partnership committed to providing children with high-quality afterschool programs to help them reach their full potential.

     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, and
government activity.   Investors should take such risks into account when making
investment decisions.